Exhibit 99.1

Mercantile Bank Corporation Announces Strong First Quarter 2025 Results

Growth in net interest income, notable increases in certain noninterest income categories, sustained strength in asset quality metrics, and continuing solid capital position highlight the quarter

GRAND RAPIDS, Mich., April 22, 2025 –  Mercantile Bank Corporation (NASDAQ: MBWM) ("Mercantile") reported net income of $19.5 million, or $1.21 per diluted share, for the first quarter of 2025, compared with net income of $21.6 million, or $1.34 per diluted share, for the first quarter of 2024.

“We are pleased to report sustained strength in financial metrics during the first quarter of 2025.  We believe these results continue to evidence our ability to effectively manage challenges emanating from ongoing uncertain economic and operating environments,” said Ray Reitsma, President and Chief Executive Officer of Mercantile.  “The strong operating performance reflected net interest income expansion, a steadying net interest margin, higher levels of treasury management, mortgage banking, and payroll service income, and continuing strength in asset quality metrics.  Notably, net growth in various local deposit relationships and newly established deposit relationships substantially offset customary seasonal deposit withdrawals, and we remain committed to lowering our loan-to-deposit ratio through local deposit generation.”

First Quarter highlights include:

●	Net interest income expansion
●	Noteworthy increases in treasury management, mortgage banking, and payroll income
●	Net growth in various local deposit relationships and new local deposit relationships largely offset customary seasonal deposit withdrawals
●	Continuing low levels of nonperforming assets, past due loans, and loan charge-offs
●	Strong capital position

Operating Results

Net revenue, consisting of net interest income and noninterest income, was $57.2 million during the first quarter of 2025, down $1.0 million, or 1.7 percent, from $58.2 million during the prior-year first quarter.  Net interest income during the first three months of 2025 was $48.6 million, up $1.2 million, or 2.5 percent, from $47.4 million during the respective 2024 period as growth in earning assets more than offset a lower net interest margin.  Noninterest income totaled $8.7 million during the first quarter of 2025, compared to $10.9 million during the first quarter of 2024.  Higher levels of treasury management fees, mortgage banking income, and payroll service fees were more than offset by declines in interest rate swap income, revenue generated from an investment in a private equity fund, and bank owned life insurance income.

The net interest margin was 3.47 percent in the first quarter of 2025, down from 3.74 percent in the prior-year first quarter.  The yield on average earning assets was 5.74 percent during the current-year first quarter, a decrease from 6.06 percent during the respective 2024 period.  The lower yield primarily resulted from a decreased yield on loans and a change in earning asset mix, which more than offset an enhanced yield on securities stemming from reinvestment and portfolio expansion activities in a higher interest rate environment.  The yield on loans was 6.31 percent during the first quarter of 2025, down from 6.65 percent during the first quarter of 2024 mainly due to lower interest rates on variable-rate commercial loans resulting from the Federal Open Market Committee (“FOMC”) lowering the targeted federal funds rate.  The FOMC decreased the targeted federal funds rate by 50 basis points in September of 2024 and 25 basis points in each of November and December of 2024, during which time average variable-rate commercial loans represented approximately 73 percent of average total commercial loans.  Signifying the success of a strategic initiative to reduce the loan-to-deposit ratio and increase on-balance sheet liquidity, higher-yielding loans represented a reduced percentage of earning assets and lower-yielding securities and interest-earning deposits accounted for increased percentages of earning assets in the first quarter of 2025 compared to the first quarter of 2024.

During the first quarter of 2025, the cost of funds was 2.27 percent, down from 2.32 percent in the first quarter of 2024 mainly due to lower rates paid on money market accounts, reflecting the decreased interest rate environment that began in September of 2024 in conjunction with the FOMC’s lowering of the targeted federal funds rate.  A change in funding mix, primarily consisting of a decline in average noninterest-bearing checking accounts and growth in average higher-cost money market accounts and time deposits, negatively impacted the cost of funds during the first three months of 2025.  The increases in money market accounts and time deposits reflected new deposit relationships, growth in existing deposit relationships, and deposit migration.

Mercantile recorded provisions for credit losses of $2.1 million and $1.3 million during the first quarters of 2025 and 2024, respectively.  The provision expense recorded during the current-year first quarter primarily reflected an increased allocation necessitated by changes to the economic forecast.  The provision expense recorded during the first quarter of 2024 mainly reflected an individual allocation for a nonperforming commercial loan relationship, allocations necessitated by net loan growth, and a change in a commercial loan environmental factor, which more than offset the impacts of an improved economic forecast and changes to the loan portfolio composition. The recording of net loan recoveries and sustained strength in loan quality metrics during both periods largely mitigated additional reserves associated with loan growth.

Noninterest income totaled $8.7 million during the first quarter of 2025, down from $10.9 million during the respective 2024 period as growth in treasury management fees, mortgage banking income, and payroll service fees was more than offset by lower levels of interest rate swap income, revenue generated from an investment in a private equity fund, and bank owned life insurance income.  The higher level of mortgage banking income mainly resulted from increases in the percentage of loans originated with the intent to sell, which equaled approximately 80 percent during the current-year first quarter compared to approximately 74 percent during the first quarter of 2024, and total loan originations, which were up approximately 26 percent during the first quarter of 2025 compared to the corresponding 2024 period.  During the first quarter of 2025, interest rate swap income, which sometimes varies greatly from period to period due to the timing of closing transactions, was negatively impacted by the ongoing uncertainty surrounding economic and operating conditions and the associated reduction in commercial loan activity. Noninterest income during the first three months of 2024 included bank owned life insurance claims totaling $0.7 million.

Noninterest expense totaled $31.1 million during the first quarter of 2025, compared to $29.9 million during the prior-year first quarter.  The increase primarily resulted from higher salary and benefit costs, largely reflecting annual merit pay increases and market adjustments.  A higher level of data processing costs, mainly reflecting increased software support costs, also contributed to the rise in noninterest expense.  Noninterest expense during the first quarter of 2024 included contributions to The Mercantile Bank Foundation totaling $0.7 million.

Mr. Reitsma commented, “The notable increase in mortgage banking income during the first quarter of 2025 primarily reflected the ongoing success of planned initiatives to amplify the percentage of loans originated with the intent to sell and maintain solid loan production.  We are pleased with the growth in treasury management and payroll service fees, largely reflecting customers’ increased use of products and services and our sales team’s effectiveness in marketing them to existing and new clients.  Although declining as anticipated from the first quarter of 2024 due to a lower yield on average earning assets, our net interest margin has remained relatively steady during the past three quarters.  The impact of the lower net interest margin was more than offset by growth in earning assets, providing for an increase in net interest income.  We remain committed to expanding the balance sheet in a cost-effective manner and continually examine our operating segments to identify opportunities to function more efficiently while continuing to deliver outstanding service to our customers and provide them with market-leading products and services to meet their needs.”

Balance Sheet

As of March 31, 2025, total assets were $6.14 billion, up $89.0 million from December 31, 2024.  Total loans increased $35.8 million, or an annualized 3.2 percent, during the first quarter of 2025, primarily reflecting growth in commercial loans of $44.3 million.  Commercial loans grew an annualized 4.8 percent during the current-year first quarter despite the full payoffs and partial paydowns of certain larger relationships, which aggregated approximately $55 million during the period.  The payoffs and paydowns mainly stemmed from customers using excess cash flows generated within their operations to make line of credit reductions, as well as from sales of assets.  Residential mortgage loans declined $10.4 million, and other consumer loans were up $1.9 million during the first three months of 2025.  During the first quarter of 2025, securities available for sale grew $57.2 million, and interest-earning deposits declined $20.9 million.

As of March 31, 2025, unfunded commitments on commercial construction and development loans, which are expected to be funded over the next 12 to 18 months, and residential construction loans, which are expected to be largely funded over the next 12 months, totaled $210 million and $30 million, respectively.

Commercial and industrial loans and owner-occupied commercial real estate loans combined represented approximately 54 percent of total commercial loans as of March 31, 2025, a level that has remained relatively consistent with prior periods and in line with our expectations.

Total deposits as of March 31, 2025, were $4.68 billion, down $16.6 million, or 0.4 percent, from December 31, 2024, but were up $674 million, or 16.8 percent, from March 31, 2024.  Local deposits decreased $16.6 million during the first quarter of 2025, while brokered deposits were essentially unchanged.  The slight reduction in local deposits during the current-year first quarter primarily resulted from the customary level of seasonal noninterest-bearing deposit withdrawals by customers to make bonus and tax payments and partnership distributions, the impact of which was substantially offset by net growth in various existing deposit relationships and new client acquisitions.  The decrease in total deposits and loan portfolio expansion during the first three months of 2025 resulted in a nominal increase in the loan-to-deposit ratio from 98 percent at year-end 2024 to 99 percent as of March 31, 2025.  As of March 31, 2024, the loan-to-deposit ratio was 108 percent.  Wholesale funds were $516 million and $537 million as of March 31, 2025, and December 31, 2024, respectively, with both amounts representing approximately 10 percent of total funds as of the respective dates.  Noninterest-bearing checking accounts represented approximately 25 percent of total deposits as of March 31, 2025.

Mr. Reitsma noted, “The commercial loan portfolio grew during the first quarter of 2025 notwithstanding partial paydowns and full payoffs and a decline in commercial lending activities stemming from the ongoing uncertain economic and operating environments.  Based on our current pipeline and ongoing discussions with current and prospective borrowers, we believe ample opportunities to originate commercial loans will be available in future periods.  Our near-term objective remains to grow our local deposit base in an effort to lower our loan-to-deposit ratio while limiting the use of wholesale funds to fund loan originations and investment purchases.”

Asset Quality

Nonperforming assets totaled $5.4 million, or less than 0.1 percent of total assets, at March 31, 2025, compared to $5.7 million, or less than 0.1 percent of total assets, at December 31, 2024, and $6.2 million, or 0.1 percent of total assets, at March 31, 2024.  The level of past due loans remains nominal.  During the first quarter of 2025, loan charge-offs totaled $0.1 million, while recoveries of prior period loan charge-offs equaled $0.2 million, providing for net loan recoveries of $0.1 million, or an annualized 0.01 percent of average total loans.

Mr. Reitsma remarked, “As evidenced by the sustained strength in asset quality metrics during the first quarter of 2025, including ongoing low levels of nonperforming assets, past due loans, and loan charge-offs, we remain committed to underwriting loans in a proper and disciplined manner.  The early detection and reporting of weakening commercial credit relationships and developing sector-specific or systemic credit issues remain top priorities, and we believe our continuing focus on the use of these important credit monitoring tools will limit the impact of such on our overall financial condition.  Our residential mortgage loan and consumer loan portfolios continue to perform well, with both portfolios exhibiting low delinquency and charge-off levels.”

Capital Position

Shareholders’ equity totaled $608 million as of March 31, 2025, up $23.8 million from December 31, 2024.  Mercantile Bank maintained “well-capitalized” positions at the end of the first quarter of 2025 and year-end 2024, with total risk-based capital ratios of 14.0 percent and 13.9 percent, respectively.  As of March 31, 2025, Mercantile Bank had approximately $217 million in excess of the 10 percent minimum regulatory threshold required to be categorized as a “well-capitalized” institution.

All of Mercantile Bank’s investments are categorized as available-for-sale.  As of March 31, 2025, the net unrealized loss on these investments totaled $51.5 million, resulting in an after-tax reduction to equity capital of $40.7 million.  As of December 31, 2024, the net unrealized loss on these investments totaled $63.1 million, resulting in an after-tax reduction to equity capital of $49.8 million.  Although unrealized gains and losses on investments are excluded from regulatory capital ratio calculations, Mercantile Bank’s excess capital over the minimum regulatory requirement to be considered a “well-capitalized” institution would approximate $178 million on an adjusted basis as of March 31, 2025.

Mercantile reported 16,235,660 total shares outstanding as of March 31, 2025.

Mr. Reitsma concluded, “Our ongoing financial strength has enabled us to continue our regular cash dividend program and provide shareholders with meaningful cash returns on their investments.  We believe our strong capital position, operating results, and asset quality metrics will allow us to effectively address potential issues arising from shifting economic and operating conditions.  Our community banking philosophy and passionate focus on meeting customers’ needs have been instrumental in retaining existing relationships and securing new relationships, and we believe these inherent traits will be key components of our efforts to reduce our loan-to-deposit ratio through local deposit generation.”

Investor Presentation

Mercantile has prepared presentation materials that management intends to use during its previously announced first quarter 2025 conference call on Tuesday, April 22, 2025, at 10:00 a.m. Eastern Time, and from time to time thereafter in presentations about the company’s operations and performance. These materials, which are available for viewing in the Investor Relations section of Mercantile’s website at www.mercbank.com, have been furnished to the U.S. Securities and Exchange Commission concurrently with this press release.

About Mercantile Bank Corporation

Based in Grand Rapids, Michigan, Mercantile Bank Corporation is the bank holding company for Mercantile Bank. Mercantile provides financial products and services in a professional and personalized manner designed to make banking easier for businesses, individuals, and governmental units. Distinguished by exceptional service, knowledgeable staff, and a commitment to the communities it serves, Mercantile is one of the largest Michigan-based banks with assets of approximately $6.1 billion. Mercantile Bank Corporation's common stock is listed on the NASDAQ Global Select Market under the symbol "MBWM."  For more information about Mercantile, visit www.mercbank.com, and follow us on Facebook, Instagram, X (formerly Twitter) @MercBank, and LinkedIn @merc-bank.

Forward-Looking Statements

This news release contains statements or information that may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements can be identified by words such as: “anticipate,” “intend,” “plan,” “goal,” “seek,” “believe,” “project,” “estimate,” “expect,” “strategy,” “future,” “likely,” “may,” “should,” “will,” and similar references to future periods.  Any such statements are based on current expectations that involve a number of risks and uncertainties.  Actual results may differ materially from the results expressed in forward-looking statements.  Factors that might cause such a difference include changes in interest rates and interest rate relationships; increasing rates of inflation and slower growth rates or recession; significant declines in the value of commercial real estate; market volatility; demand for products and services; climate impacts; labor markets; the degree of competition by traditional and nontraditional financial services companies; changes in banking regulation or actions by bank regulators; changes in tax laws and other laws and regulations applicable to us; changes in prices, levies, and assessments; the impact of technological advances; potential cyber-attacks, information security breaches and other criminal activities; litigation liabilities; governmental and regulatory policy changes; the outcomes of existing or future contingencies; trends in customer behavior as well as their ability to repay loans; changes in local real estate values; damage to our reputation resulting from adverse publicity, regulatory actions, litigation, operational failures, and the failure to meet client expectations and other facts; changes in the national and local economies; unstable political and economic environments; disease outbreaks, such as the COVID-19 pandemic or similar public health threats, and measures implemented to combat them; and other factors, including those expressed as risk factors, disclosed from time to time in filings made by Mercantile with the Securities and Exchange Commission.  Mercantile undertakes no obligation to update or clarify forward-looking statements, whether as a result of new information, future events or otherwise.  Investors are cautioned not to place undue reliance on any forward-looking statements contained herein.

FOR FURTHER INFORMATION:

Ray Reitsma	Charles Christmas
President and CEO	Executive Vice President and CFO
616-233-2349	616-726-1202
rreitsma@mercbank.com	cchristmas@mercbank.com

Mercantile Bank Corporation
First Quarter 2025 Results
MERCANTILE BANK CORPORATION
CONSOLIDATED BALANCE SHEETS
(Unaudited)

(dollars in thousands)	MARCH 31,	DECEMBER 31,	MARCH 31,
	2025	2024	2024
ASSETS
Cash and due from banks	$70,320	$56,991	$52,606
Interest-earning deposits	315,140	336,019	184,625
Total cash and cash equivalents	385,460	393,010	237,231

Securities available for sale	787,583	730,352	609,153
Federal Home Loan Bank stock	21,513	21,513	21,513
Mortgage loans held for sale	15,192	15,824	14,393

Loans	4,636,549	4,600,781	4,322,006
Allowance for credit losses	(56,666)	(54,454)	(51,638)
Loans, net	4,579,883	4,546,327	4,270,368

Premises and equipment, net	53,693	53,427	50,835
Bank owned life insurance	94,417	93,839	85,528
Goodwill	49,473	49,473	49,473
Other assets	153,986	148,396	127,459

Total assets	$6,141,200	$6,052,161	$5,465,953

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
Noninterest-bearing	$1,173,499	$1,264,523	$1,134,995
Interest-bearing	3,508,286	3,433,843	2,872,815
Total deposits	4,681,785	4,698,366	4,007,810

Securities sold under agreements to repurchase	242,102	121,521	228,618
Federal Home Loan Bank advances	366,221	387,083	447,083
Subordinated debentures	50,501	50,330	49,815
Subordinated notes	89,400	89,314	89,057
Accrued interest and other liabilities	102,845	121,021	106,926
Total liabilities	5,532,854	5,467,635	4,929,309

SHAREHOLDERS' EQUITY
Common stock	300,732	299,705	296,065
Retained earnings	348,281	334,646	293,554
Accumulated other comprehensive income/(loss)	(40,667)	(49,825)	(52,975)
Total shareholders' equity	608,346	584,526	536,644

Total liabilities and shareholders' equity	$6,141,200	$6,052,161	$5,465,953

Mercantile Bank Corporation
First Quarter 2025 Results
MERCANTILE BANK CORPORATION
CONSOLIDATED REPORTS OF INCOME
(Unaudited)

(dollars in thousands except per share data)	THREE MONTHS ENDED	THREE MONTHS ENDED
	March 31, 2025	March 31, 2024
INTEREST INCOME
Loans, including fees	$71,992	$71,270
Investment securities	5,411	3,421
Interest-earning deposits	2,935	2,033
Total interest income	80,338	76,724

INTEREST EXPENSE
Deposits	25,192	22,224
Short-term borrowings	1,763	1,654
Federal Home Loan Bank advances	2,898	3,399
Other borrowed money	1,937	2,086
Total interest expense	31,790	29,363

Net interest income	48,548	47,361

Provision for credit losses	2,100	1,300

Net interest income after provision for credit losses	46,448	46,061

NONINTEREST INCOME
Service charges on accounts	1,839	1,531
Mortgage banking income	2,651	2,343
Credit and debit card income	2,201	2,121
Interest rate swap income	80	1,339
Payroll services	1,040	896
Earnings on bank owned life insurance	543	1,172
Other income	348	1,466
Total noninterest income	8,702	10,868

NONINTEREST EXPENSE
Salaries and benefits	19,557	18,237
Occupancy	2,118	2,289
Furniture and equipment	787	929
Data processing costs	3,770	3,289
Charitable foundation contributions	3	703
Other expense	4,869	4,497
Total noninterest expense	31,104	29,944

Income before federal income tax expense	24,046	26,985

Federal income tax expense	4,509	5,423

Net Income	$19,537	$21,562

Basic earnings per share	$1.21	$1.34
Diluted earnings per share	$1.21	$1.34

Average basic shares outstanding	16,197,978	16,118,858
Average diluted shares outstanding	16,197,978	16,118,858

Mercantile Bank Corporation
First Quarter 2025 Results
MERCANTILE BANK CORPORATION
CONSOLIDATED FINANCIAL HIGHLIGHTS
(Unaudited)

	Quarterly
(dollars in thousands except per share data)	2025	2024	2024	2024	2024
	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr
EARNINGS
Net interest income	$48,548	48,361	48,292	47,072	47,361
Provision for credit losses	$2,100	1,500	1,100	3,500	1,300
Noninterest income	$8,702	10,172	9,667	9,681	10,868
Noninterest expense	$31,104	33,806	32,303	29,737	29,944
Net income before federal income
tax expense	$24,046	23,227	24,556	23,516	26,985
Net income	$19,537	19,626	19,618	18,786	21,562
Basic earnings per share	$1.21	1.22	1.22	1.17	1.34
Diluted earnings per share	$1.21	1.22	1.22	1.17	1.34
Average basic shares outstanding	16,197,978	16,142,578	16,138,320	16,122,813	16,118,858
Average diluted shares outstanding	16,197,978	16,142,578	16,138,320	16,122,813	16,118,858

PERFORMANCE RATIOS
Return on average assets	1.32%	1.30%	1.35%	1.36%	1.61%
Return on average equity	13.34%	13.36%	13.73%	13.93%	16.41%
Net interest margin (fully tax-equivalent)	3.47%	3.41%	3.52%	3.63%	3.74%
Efficiency ratio	54.33%	57.76%	55.73%	52.40%	51.42%
Full-time equivalent employees	662	668	653	670	642

YIELD ON ASSETS / COST OF FUNDS
Yield on loans	6.31%	6.41%	6.69%	6.64%	6.65%
Yield on securities	2.79%	2.62%	2.43%	2.30%	2.20%
Yield on interest-earning deposits	4.40%	4.66%	5.37%	5.28%	5.35%
Yield on total earning assets	5.74%	5.81%	6.08%	6.07%	6.06%
Yield on total assets	5.42%	5.49%	5.73%	5.72%	5.72%
Cost of deposits	2.23%	2.36%	2.52%	2.42%	2.25%
Cost of borrowed funds	3.62%	3.73%	3.75%	3.56%	3.51%
Cost of interest-bearing liabilities	3.08%	3.30%	3.53%	3.40%	3.27%
Cost of funds (total earning assets)	2.27%	2.40%	2.56%	2.44%	2.32%
Cost of funds (total assets)	2.14%	2.27%	2.41%	2.31%	2.19%

MORTGAGE BANKING ACTIVITY
Total mortgage loans originated	$100,396	121,010	160,944	122,728	79,930
Purchase/construction mortgage loans originated	$81,494	82,212	122,747	103,939	57,668
Refinance mortgage loans originated	$18,902	38,798	38,197	18,789	22,262
Mortgage loans originated with intent to sell	$80,453	100,628	128,678	91,490	59,280
Income on sale of mortgage loans	$2,455	3,768	3,376	2,487	2,064

CAPITAL
Tangible equity to tangible assets	9.17%	8.91%	9.10%	9.03%	8.99%
Tier 1 leverage capital ratio	10.75%	10.60%	10.68%	10.85%	10.88%
Common equity risk-based capital ratio	10.90%	10.66%	10.53%	10.46%	10.41%
Tier 1 risk-based capital ratio	11.78%	11.54%	11.42%	11.36%	11.33%
Total risk-based capital ratio	14.44%	14.17%	14.13%	14.10%	14.05%
Tier 1 capital	$647,795	633,134	618,038	602,835	587,888
Tier 1 plus tier 2 capital	$794,143	777,857	764,653	748,097	729,410
Total risk-weighted assets	$5,499,046	5,487,886	5,411,628	5,306,911	5,190,106
Book value per common share	$37.47	36.20	36.14	34.15	33.29
Tangible book value per common share	$34.42	33.14	33.07	31.09	30.22
Cash dividend per common share	$0.37	0.36	0.36	0.35	0.35

ASSET QUALITY
Gross loan charge-offs	$63	3,787	10	26	15
Recoveries	$175	150	92	296	439
Net loan charge-offs (recoveries)	$(112)	3,637	(82)	(270)	(424)
Net loan charge-offs (recoveries) to average loans	(0.01%)	0.31%	(0.01%)	(0.02%)	(0.04%)
Allowance for credit losses	$56,666	54,454	56,590	55,408	51,638
Allowance to loans	1.22%	1.18%	1.24%	1.25%	1.19%
Nonperforming loans	$5,361	5,743	9,877	9,129	6,040
Other real estate/repossessed assets	$0	0	0	0	200
Nonperforming loans to total loans	0.12%	0.12%	0.22%	0.21%	0.14%
Nonperforming assets to total assets	0.09%	0.09%	0.17%	0.16%	0.11%

NONPERFORMING ASSETS - COMPOSITION
Residential real estate:
Land development	$95	97	100	1	1
Construction	$0	0	0	0	0
Owner occupied / rental	$2,968	2,878	3,008	2,288	3,370
Commercial real estate:
Land development	$0	0	0	0	0
Construction	$0	0	0	0	0
Owner occupied	$41	42	0	0	200
Non-owner occupied	$0	0	0	0	0
Non-real estate:
Commercial assets	$2,257	2,726	6,769	6,840	2,669
Consumer assets	$0	0	0	0	0
Total nonperforming assets	$5,361	5,743	9,877	9,129	6,240

NONPERFORMING ASSETS - RECON
Beginning balance	$5,743	9,877	9,129	6,240	3,615
Additions	$423	224	906	4,570	2,802
Return to performing status	$0	(102)	0	0	0
Principal payments	$(744)	(515)	(158)	(1,481)	(177)
Sale proceeds	$0	0	0	(200)	0
Loan charge-offs	$(61)	(3,741)	0	0	0
Valuation write-downs	$0	0	0	0	0
Ending balance	$5,361	5,743	9,877	9,129	6,240

LOAN PORTFOLIO COMPOSITION
Commercial:
Commercial & industrial	$1,314,383	1,287,308	1,312,774	1,275,745	1,222,638
Land development & construction	$68,790	66,936	66,374	76,247	75,091
Owner occupied comm'l R/E	$705,645	748,837	746,714	732,844	719,338
Non-owner occupied comm'l R/E	$1,183,728	1,128,404	1,095,988	1,059,052	1,045,614
Multi-family & residential rental	$479,045	475,819	426,438	389,390	366,961
Total commercial	$3,751,591	3,707,304	3,648,288	3,533,278	3,429,642
Retail:
1-4 family mortgages	$817,212	827,597	844,093	849,626	840,653
Other consumer	$67,746	65,880	60,637	55,341	51,711
Total retail	$884,958	893,477	904,730	904,967	892,364
Total loans	$4,636,549	4,600,781	4,553,018	4,438,245	4,322,006

END OF PERIOD BALANCES
Loans	$4,636,549	4,600,781	4,553,018	4,438,245	4,322,006
Securities	$809,096	751,865	724,888	669,420	630,666
Interest-earning deposits	$315,140	336,019	240,780	135,766	184,625
Total earning assets (before allowance)	$5,760,785	5,688,665	5,518,686	5,243,431	5,137,297
Total assets	$6,141,200	6,052,161	5,917,127	5,602,388	5,465,953
Noninterest-bearing deposits	$1,173,499	1,264,523	1,182,219	1,119,888	1,134,995
Interest-bearing deposits	$3,508,286	3,433,843	3,273,679	3,026,686	2,872,815
Total deposits	$4,681,785	4,698,366	4,455,898	4,146,574	4,007,810
Total borrowed funds	$749,711	649,528	778,669	789,327	815,744
Total interest-bearing liabilities	$4,257,997	4,083,371	4,052,348	3,816,013	3,688,559
Shareholders' equity	$608,346	584,526	583,311	551,151	536,644

AVERAGE BALANCES
Loans	$4,629,098	4,565,837	4,467,365	4,396,475	4,299,163
Securities	$784,608	742,145	699,872	640,627	634,099
Interest-earning deposits	$266,871	330,490	284,187	182,636	150,234
Total earning assets (before allowance)	$5,680,577	5,638,472	5,451,424	5,219,738	5,083,496
Total assets	$6,018,158	5,967,036	5,781,111	5,533,262	5,384,675
Noninterest-bearing deposits	$1,144,781	1,188,561	1,191,642	1,139,887	1,175,884
Interest-bearing deposits	$3,443,770	3,335,477	3,145,799	2,957,011	2,790,308
Total deposits	$4,588,551	4,524,038	4,337,441	4,096,898	3,966,192
Total borrowed funds	$738,628	770,838	796,077	800,577	816,848
Total interest-bearing liabilities	$4,182,398	4,106,315	3,941,876	3,757,588	3,607,156
Shareholders' equity	$594,145	582,829	566,852	540,868	527,180